CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 17 to the registration statement on Form N-lA ("Registration Statement") of our report dated May 5, 2003, relating to the financial statements and financial highlights which appear in the March 31, 2003 Annual Report to Shareholders of the AFBA 5Star Balanced Fund, AFBA 5Star Large Cap Fund, AFBA 5Star High Yield Fund, AFBA 5Star Science & Technology Fund, AFBA 5Star Small Cap Fund, AFBA 5Star USA Global Fund, and AFBA 5Star Mid Cap Fund (the funds comprising AFBA 5Star Fund, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Independent Auditors" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland
February 11, 2004